Exhibit 99.1

News Release
CORPORATION
7140 Office Circle
P.O. Box 15600
Evansville, IN 47716

Investor Contact:	Todd Taylor
Phone:	(812) 962-5105

Media Contact:	Eva Schmitz
Phone:	(812) 962-5011

FOR IMMEDIATE RELEASE

Accuride Names Interim Chief Financial Officer

EVANSVILLE, Ind. — March 16, 2009 — Accuride Corporation (OTCBB:  AURD) announced today that James H. (Jim) Woodward, Jr. has joined Accuride in the position of interim Senior Vice President and Chief Financial Officer (CFO).

“We are very pleased to have Jim join Accuride,” said Bill Lasky, Accuride’s President and CEO, and Chairman of the Board.  “Jim’s prior career experience in the cyclical commercial vehicle industry, in both manufacturing and finance capacities, will allow him to seamlessly transition to Accuride.”

Previously, Woodward served as Executive Vice President, Chief Financial Officer, and Treasurer of Joy Global, Inc. (NYSE: JOYG).  Prior to joining Joy Global, he served as Executive Vice President and Chief Financial Officer for JLG Industries, Inc.     (NYSE:  JLG).  Before joining JLG, Woodward served in a range of financial and manufacturing positions at Dana Corporation (NYSE:  DCN), including Vice President and Corporate Controller.

Woodward currently serves as an Independent Director and Chairman of the Audit Committee for Altra Holdings Inc. (OTC:  AIMC), and formerly served on Altra’s Compensation Committee.

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Woodward will replace David K. Armstrong who, earlier this month, announced plans to depart the Company in mid-April to accept an assignment with The Church of Jesus Christ of Latter-day Saints.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco, Brillion, and Highway Original.  For more information, visit Accuride’s website at http://www.accuridecorp.com.

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